Exhibit 10.16

RETENTION AND CHANGE OF CONTROL AGREEMENT

This Retention and Change of Control Agreement ("Agreement") is made and entered into as of January 1, 2004 by and between Seitel, Inc., a Delaware corporation (the "Company'), and Larry Lenig (the "Executive").

The board of directors of the Company (the "Board"), has determined that it is in the best interests of the Company to assure the Executive's services through the successful completion of the Company's Chapter 11 reorganization process (as measured by the effective date of the Company's amended plan of reorganization, the "Effective Date").

The Company wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive wishes to serve in the employ of the Company on the terms and conditions hereinafter provided.

Now, therefore, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.         Employment. Upon the terms and subject to the conditions contained in this Agreement, the Executive agrees to continue to provide services for the Company during the term of this Agreement.

2.         Duties. The Executive shall remain the Chief Executive Officer of the Company. The duties of the Executive shall be those duties assigned by the Board and shall be consistent with duties typically assigned to Chief Executive Officers of companies similar in size and scope to the Company. The Executive will report to the Board. The Executive's duties may, from time to time, be changed or modified at the discretion of the Board consistent with the Executive's position with the Company. The Executive will comply with the lawful policies and standards that the Company may establish or modify from time to time. The Company will provide Executive appropriate and reasonable notice of such policies and standards.

3.         Employment Term. Subject to the terms and conditions hereof, including the approval of this Agreement by the bankruptcy court in which the Company currently has Chapter 11 bankruptcy cases pending (the date of such approval being referred to herein as the "Approval Date"), the Company agrees to continue the employ of the Executive for a six month initial term (the "Initial Term") commencing as of the date of this Agreement (the "Start Date") and continuing after the Initial Term on a month-to-month basis, unless earlier terminated by one of the parties to this Agreement (the "Termination Date"). The period between the Start Date and the Termination Date is referred to herein as the "Employment Term".

4.         Salary and Benefits.

(a)        Base Salary. The Company shall, during the Employment Term, pay the Executive an annual base salary of $420,000 (pro rated for the period of the year that the Executive is actually employed by the Company). Such salary shall be paid in accordance with the usual payroll procedures of the Company, less applicable withholding and salary deductions.

(b)        Termination Payment. Upon the occurrence of (i) (A) the Effective Date or (B) the expiration of this Agreement by its terms and (ii) either (X) a determination by the Board to terminate the Executive's role with the Company as Chief Executive Officer without Cause or (Y) the resignation by the Executive after the Initial Term due to a determination by the Executive (in his sole discretion) that his ability to work with the Board after the Effective Date would be impaired (either of the two events referred to in (X) or (Y) above, a "Termination"), the Company shall at the Termination Date pay the Executive (x) a cash amount equal to $250,000, payable in one lump sum plus (y) a cash payment payable in equal monthly installments in an amount equal to $35,000 times each full and partial month that the Executive was employed by the Company during the Employment Term prior to the Termination. For the purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon the continued willful failure by the Executive to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after reasonable notice and opportunity to cure any failure to perform or by the Executive.

(c)        Bonus. Within 10 days after the Approval Date, the Company will pay to the Executive a cash bonus equal to $200,000 based on his 2003 performance with the Company.

(d)        Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in the course of his duties, in accordance with its normal policies.

(e)        Employee Benefits. The Executive shall be entitled to participate in the employee benefit programs generally available to employees of the Company.

5.         Indemnification. The Executive will be indemnified (including the payment on a current basis for costs of counsel) for any claim made against him as an employee or officer of the Company as long as the act for which the Executive seeks indemnification is not finally determined to have been the result of willful or grossly negligent act on his part.

6.         Miscellaneous Provisions.

(a)        Assignment. Neither party may assign its rights or delegate its duties or obligations hereunder without the written consent of the other party.

(b)        Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered.

(c)        Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the employment of the Executive by the Company have been made by either party that are not set forth expressly in this Agreement.

(d)        Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereto agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(e)        Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas.

(f)        Approval. The Company will promptly file with the Bankruptcy Court any necessary motion for approval of this Agreement and will thereafter use its reasonable best efforts to obtain such approval not later than January 30, 2004 or as promptly thereafter as may be permitted by the calendar of the Bankruptcy Court.

EXECUTIVE

/s/ Larry Lenig
Larry Lenig

SEITEL, INC.

/s/ Fred Zeidman
Name:	Fred Zeidman
Title:	Chairman of the Board of Directors